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                                                                   EXHIBIT 10.32

                                   EMPLOYMENT
                                   AGREEMENT

WHEREAS KAZOOTEK.COM TECHNOLOGIES INC., Suite 620, 1380 Burrard Street, Vancouver, BC, V6Z 2H3, (the "Employer"); and

WHEREAS PAUL MARI, (the "Employee");

HEREBY AGREE that as of December 6, 1999, the Employee and the Employer will enter into an interim Employment Agreement for a trial period of 6 months from the date of execution, during which time the appropriate training and transfer of information will be conducted. The terms of this agreement are as follows:

     a) the Employee agrees to apply, on a full-time basis, all of the time, effort, skill and accountability necessary and appropriate for the position of Chief Operating Officer with the Employer;
     b) the Employee agrees to enter into a Non-disclosure and Solicitation Agreement, attached hereto and agrees not to consider any additional employment or consulting work with any organizations involved, directly or indirectly, with Kazootek.com Technologies or it's subsidiaries, without full and prior written approval of the Board of Directors of Kazootek.com Technologies, Inc.

IN CONSIDERATION WHEREOF, the Employer will provide the Employee with the appropriate training and information, and will make available all the necessary tools and equipment required to perform in the above-mentioned capacity. Compensation for this agreement, as provided for by the Employer, will consist of the following:

     i) base salary of $90,000.00 Cdn. per annum, paid out on the 15th and the last day of the month for the duration of the trial period;
    ii)   cellular phone;
   iii)   paid parking;
    iv) an option package, consisting of a number of shares to be negotiated, of Cyberoad.com Corporation, at current market prices, in accordance with the Company's Option Plan;
     v)   two weeks paid vacation, accrued on an annual basis;
    vi) basic medical, dental and insurance coverage as set out in accompanying package;
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    vii)  Sony Laptop and Palm Pilot, which upon successful completion of the six month trial period, will belong to the Employee. If prior to the six month trial period the Employee ceases to be Employed by the Employer, the Employee may buy-out the lap top and palm pilot on a 180 day pro-rata basis.

THIS AGREEMENT, pursuant to the terms and conditions above, will remain in full effect unless otherwise agreed upon by the Employee and the Employer, or both, upon written notice. Either the Employee or the Employer, upon written notice, may terminate this agreement at anytime. At the end of this six month trial period, assuming both parties are in full agreement, a formal Employment Agreement will be entered into incorporating a more detailed description of the above.

DATED at Vancouver, British Columbia, the 6th day of December, 1999

ACKNOWLEDGED AND AGREED TO BY:

KAZOOTEK.COM TECHNOLOGIES INC.                  PAUL MARI

/s/ Krista Wilson                               /s/ Paul Mari
Employer                                        Employee